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                                                                    Exhibit 4(w)

                            SHAREHOLDERS AGREEMENT


     THIS SHAREHOLDERS AGREEMENT (this "Agreement"), dated as of October __, 1997, by and among MEDCROSS, INC., a Florida corporation (the "Company"), WINTER HARBOR, L.L.C., a Delaware limited liability company (the "New Investor"), and those shareholders of the Company whose signatures appear on the signature page hereof (collectively referred to herein as the "Existing Investors" and individually as an "Existing Investor").

     WHEREAS, concurrently with the execution and delivery of this Agreement and pursuant to a Securities Purchase Agreement, dated as of September 30, 1997, by and between the Company and the New Investor, the New Investor has agreed to purchase from the Company shares of the Company's Series M Participating Convertible Preferred Stock; and

     WHEREAS, the obligation of the New Investor to enter into the Purchase Agreement and to purchase the Series M Participating Convertible Preferred Stock is conditioned upon the execution and delivery by each of the parties hereto of this Agreement; and

     WHEREAS, the Existing Investors collectively hold shares of the Company's common stock or options or warrants to acquire such common stock; and

     WHEREAS, the parties hereto desire to set forth their mutual agreement regarding various matters relating to the Company, including certain restrictions with respect to the ownership of shares of the Company's capital stock, corporate governance and certain other matters;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:


                                   ARTICLE 1
                                  DEFINITIONS

     Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

     "Board" means the Board of Directors of the Company, as constituted from time to time.
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     "Business Day" means each day on which banking institutions in the City of
New York, New York are not authorized or obligated by law or executive order to close.

     "Bylaws" means the Company's Bylaws, as the same may hereafter be amended in accordance with applicable law and the terms thereof and hereof.

     "Charter" means the Company's Amended and Restated Articles of Incorporation, as amended, as the same may hereafter be further amended in accordance with applicable law and the terms thereof and hereof.

     "Change in Control" shall be deemed to have occurred at such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power required to elect or designate for election a majority of the Company's Board of Directors, or (ii) during any period of twenty-four consecutive months, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by the Board or whose nomination for election by the stockholders of the Company was approved by a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or who have been elected by the holders, as of the date hereof, of the Company's Common Stock) cease for any reason to constitute a majority of the Board then in office.

     "Class B Preferred Stock" means the Class B Variable Rate Cumulative Convertible Preferred Stock, $10.00 par value per share, of the Company.

     "Class C Preferred Stock" means the Class C Convertible Cumulative Redeemable Preferred Stock, $10.00 par value per share, of the Company.

     "Commission" means the Securities and Exchange Commission.

     "Common Stock" means the Common Stock, $.007 par value per share, of the Company.

     "Co-Sale Shares" has the meaning set forth in Section 2.4(a).

     "Election Notice" has the meaning set forth in Section 2.4(b).


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     "Exchange Act" means the Securities Exchange Act of 1934, as amended, including the rules and regulations of the Commission promulgated thereunder.

     "Fully-Diluted Basis" gives effect, without duplication, to (i) all shares of Common Stock outstanding at the time of determination plus (ii) all shares of Common Stock issuable upon conversion of the Class B Preferred Stock, the Class C Preferred Stock, the Series D Preferred Stock and the Series M Preferred Stock or any other convertible securities or the exercise of any option, warrant or similar right (whether or not presently exercisable) to acquire shares of Common Stock, as if such Class B Preferred Stock, Class C Preferred Stock, Series D Preferred Stock, Series M Preferred Stock or other convertible securities had been so converted or such option, warrant or similar right had been so exercised.

     "Notice of Transfer" has the meaning set forth in Section 2.4(a).

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Purchase Agreement" means the Securities Purchase Agreement, dated as of September 30, 1997, by and between the Company and the New Investor.

     "Put Notice" has the meaning set forth in Section 2.6(a).

     "Put Right" has the meaning set forth in Section 2.6.

     "Representing Party" has the meaning set forth in Article 5.

     "Securities Act" means the Securities Act of 1933, as amended, including the rules and regulations of the Commission promulgated thereunder.

     "Seller" has the meaning set forth in Section 2.4(a).

     "Series D Preferred Stock" means the Series D Convertible Preferred Stock, $10.00 par value per share, of the Company.

     "Series M Preferred Stock" means the Series M Participating Convertible Preferred Stock, $10.00 par value per share, of the Company.

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     "Shareholders" means the New Investor, the Existing Investors and such other Persons that become parties to this Agreement pursuant to the terms of this Agreement.

     "Stock" means collectively, the Common Stock, the Class B Preferred Stock, the Class C Preferred Stock, the Series D Preferred Stock and the Series M Preferred Stock.

     "Subsidiary" means, with respect to the Company, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by the Company and/or one or more Subsidiaries of the Company and (ii) any partnership, limited liability company, association, joint venture or other entity (a) in which the Company and/or one or more Subsidiaries of the Company has more than a 50% equity interest at the time or (b) as to which the Company and/or one or more of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise.

     "Tag-Along Shares" has the meaning set forth in Section 2.4(b).

     "Third Party" has the meaning set forth in Section 2.4(a).

     "Transfer" (including with correlative meaning the term "Transferred") means any transfer, sale, assignment, pledge, encumbrance or other disposition of any of the capital stock of the Company held by a Shareholder or any portion of the ownership interest therein, irrespective of whether any of the foregoing are effected voluntarily or involuntarily, by operation of law or otherwise, or whether inter vivos or upon death.

                                   ARTICLE 2
                              TRANSFERS OF STOCK

     SECTION 2.1 Transfers of Series M Preferred Stock. The New Investor may Transfer all, or any part of, or interest in, the Series M Preferred Stock or Common Stock held by it at any time provided that either a registration statement under the Securities Act or applicable state securities laws shall have become effective with regard thereto or such Transfer is made pursuant to an exemption from registration under the Securities Act (or the regulations promulgated thereunder) and applicable state securities laws. Notwithstanding the foregoing provisions of this Section 2.1, the restrictions imposed by this
Section 2.1

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upon the transferability of any Stock shall terminate when such Stock has been registered under the Securities Act and sold by the holder thereof in accordance with such registration. In connection with the termination of restrictions on transferability of Stock provided for hereunder, the holder of a certificate representing such Stock as to which such restrictions shall have terminated shall be entitled to receive from the Company, without expense to such holder, one or more new certificates not bearing the restrictive legend set forth in
Section 2.2.

     SECTION 2.2   Restrictive Legend. Unless and until otherwise permitted by
Section 2.1, each certificate for Stock issued to the New Investor, or to any of its successors, assigns or transferees, shall be stamped or otherwise imprinted with the following restrictive legend:

     "The securities represented by this Certificate have been acquired for investment and have not been registered pursuant to the Securities Act of 1933, as amended (the "Act"), or any applicable state statutes. Such securities may not be sold, transferred or otherwise disposed of unless (i) a registration statement under the Act or applicable state securities laws shall have become effective with regard thereto, or (ii) an exemption from registration exists under the Act (or the regulations promulgated thereunder) and applicable state securities laws and such exemption is applicable thereto."

     SECTION 2.3 Transfer of Rights. The rights granted to the New Investor under this Agreement shall inure to the benefit of each of its successors, assigns and transferees.

     SECTION 2.4   Tag-Along Rights

          (a) If any Existing Investor or group of Existing Investors desires to Transfer shares of Stock (or any interest therein or any option, warrant or other right to receive any shares of Stock) held by it or them (the "Co-Sale Shares") in one transaction or a series of related transactions to any Person or group of Persons (collectively, a "Third Party"), such Existing Investor or group (collectively, the "Seller") shall deliver a written notice (the "Notice of Transfer") to the Company prior to making any such Transfer of Co-Sale Shares. The Notice of Transfer will contain a copy of the definitive documentation pursuant to which the Co-Sale Shares, subject to compliance with this Section 2.4, may be Transferred and will state (i) the Seller's bona fide intention to Transfer, (ii) the name and address of the Third Party, (iii) the number of Co-Sale Shares to be Transferred, (iv) the expected closing date of the

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transaction, and (v) confirmation that the Third Party has been informed of the provisions of this Section 2.4 and has agreed to purchase Co-Sale Shares and shares of Stock held by the New Investor proposed to be sold in accordance with the terms of this Section 2.4. The Company shall promptly, and in any event within five Business Days after receipt of such Notice of Transfer, deliver a copy of such Notice of Transfer to the New Investor.

          (b) The New Investor may elect to participate in the Transfer contemplated by Section 2.4(a) above on the same terms and conditions applicable to the Transfer of the Co-Sale Shares by delivering a written notice (an "Election Notice") to the Seller and the Company within fifteen Business Days after receipt of a Notice of Transfer, and the New Investor may elect to Transfer in such contemplated Transfer up to that number of shares of Stock held by it or issuable upon exercise of warrants issued pursuant to the Purchase Agreement (collectively referred to herein as "Tag-Along Shares") that is equal to the product of (i) the number of Co-Sale Shares proposed to be sold by the Seller multiplied by (ii) a fraction the numerator of which is the total number of shares of Stock owned by the New Investor on a Fully-Diluted Basis and the denominator of which is the total number of shares of Stock held by the Seller and by the New Investor on a Fully-Diluted Basis. If the New Investor fails to deliver an Election Notice by the close of business on the fifteenth Business Day after receipt of a Notice of Transfer, the New Investor shall be deemed to have elected not to participate in the Transfer covered by such Election Notice.

          (c) If the New Investor participates in a Transfer pursuant to this Section, it shall deliver to the Third Party at a closing to be held at the offices of the Company (or such other place as the parties agree) one or more certificates, properly endorsed for Transfer, which represent the number of Tag-Along Shares which the New Investor elects to Transfer, and may Transfer, pursuant to this Section 2.4. Such certificates shall be transferred to the Third Party simultaneously with the consummation of the Transfer of the Co-Sale Shares pursuant to the terms and conditions specified in the Notice of Transfer against receipt by the New Investor of the proceeds of the Transfer of the Tag-Along Shares. If there is to be an agreement of sale or similar instrument with respect to the proposed Transfer (a "Sale Agreement"), the Seller will furnish a copy of the Sale Agreement in its then current form to the New Investor with the Notice of Transfer. As promptly as practicable after receipt of an Election Notice, if the Sale Agreement has not previously been executed, the Seller shall furnish the New Investor with successive drafts of the Sale Agreement, if any, as available. The New Investor shall have the right to withdraw


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from any Transfer contemplated by this Section at any time prior to the consummation of such Transfer.

          (d) The exercise or non-exercise of the rights of the New Investor hereunder to participate in one or more Transfers of Co-Sale Shares made by a Seller shall not adversely affect its rights to participate in subsequent Transfers of Co-Sale Shares (including by the Seller) which meet the conditions specified in this Section 2.4.

          (e) Any Transfer made pursuant to Section 2.4(a) shall be consummated on the terms set forth in the Notice of Transfer, whether or not the New Investor participates in such Transfer. The Company shall use reasonable efforts to aid such closing, including, but not limited to, exchanging the New Investor's certificates for new certificates in requested denominations.

          (f) Notwithstanding anything in this Section 2.4 to the contrary, the foregoing tag-along rights shall not apply to (i) pledges of stock to financial institutions by any Existing Investor to secure personal borrowings, (ii) the foreclosure by any such financial institution on any such pledged stock, (iii) transfers from an Existing Investor to a person who is currently an Existing Investor, (iv) other transfers or series of related transfers of fewer than 250,000 shares in the aggregate of Stock not involving a Change in Control or
(v) sales of registered shares of Common Stock in public, open-market transactions.

     SECTION 2.5   Preemptive Rights.

          (a) The Company hereby grants to the New Investor a preemptive right to purchase its pro rata share of all or any part of any New Securities (as defined below) which the Company may, from time to time, propose to sell and issue. The New Investor's pro rata share, for purposes of this preemptive right, is the ratio that the number of shares of Stock held by the New Investor on a Fully-Diluted Basis bears to the total number of shares of Common Stock of the Company on a Fully-Diluted Basis then outstanding.

          (b) Except as set forth in the next succeeding sentence, "New Securities" shall mean any shares of capital stock of the Company, including Common Stock, whether now authorized or not, and rights, options or warrants to purchase said shares of capital stock, and securities of any type whatsoever that are, or may become, convertible into said shares of capital stock. Notwithstanding the foregoing, "New Securities" does not include (i) securities offered to the public generally pursuant to a registration statement filed with the Commission and declared effective under the Securities Act, (ii) securities issued in the


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acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization or in a transaction governed by Rule 145 under the Exchange Act, (iii) options exercisable for Common Stock issued to employees or consultants of the Company outstanding as of the date of this Agreement or options issued to employees pursuant to a stock option plan adopted by the Board of Directors and approved by the New Investor after the date hereof, (iv) shares of Common Stock issued on conversion of outstanding Class B Preferred Stock, Class C Preferred Stock, Series D Preferred Stock or Series M Preferred Stock, (v) shares of Common Stock issued upon exercise of warrants (A) outstanding as of the date of this Agreement or (B) issued in connection with the sale of Series M Preferred Stock under the Purchase Agreement, (vi) stock issued pursuant to any rights or agreements, including without limitation convertible securities, options and warrants, provided that the preemptive rights established by this Section 2.5 shall apply with respect to the initial sale or grant by the Company of interests in its capital stock pursuant to such rights or agreements, or (vii) stock issued in connection with any stock split, stock dividend or recapitalization by the Company.

          (c) In the event the Company proposes to undertake an issuance of New Securities, it shall give the New Investor written notice of its intention, describing the type of New Securities, and the price and terms upon which the Company proposes to issue the same. The New Investor shall have thirty days from the date of receipt of any such notice to agree to purchase up to its respective pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

          (d) If the New Investor fails to exercise such preemptive right within said thirty-day period, the Company shall have ninety days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within sixty days from the date of said agreement) to sell the New Securities not elected to be purchased by the New Investor at a price and upon terms no more favorable to the purchasers of such securities than specified in the Company's notice to the New Investor. In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within said ninety-day period (or sold and issued New Securities in accordance with the foregoing within sixty days from the date of said agreement), the Company shall not thereafter issue or sell any of such New Securities without first offering such securities to the New Investor in the manner provided above.


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     SECTION 2.6   Put Right. At any time on or after a Change in Control, the
New Investor shall have the right to cause the Company to purchase all (but not less than all) of the equity interests in the Company then held by the New Investor including, without limitation, all Series M Preferred Stock, Common Stock and warrants held by the New Investor, upon the terms and conditions set forth herein (the "Put Right").

          (a) The Put Right, if exercised at all, must be exercised by the New Investor by giving written notice (the "Put Notice") to the Company of its election to exercise the Put Right. The price to be paid to the New Investor for its equity interests in the Company pursuant to the exercise of the Put Right shall be the Fair Market Value (as defined herein) of such shares as of the date of the Put Notice, as the same shall be determined pursuant to Section 2.6(c).

          (b) Notwithstanding any other provision of this Agreement, if the purchase of such equity interests upon the exercise of the Put Right would, at the time the Company incurs the obligation to purchase the equity interests, violate any applicable statute or law, or any provision of the Company's Charter or Bylaws, or any material credit agreement entered into between the Company and a lending institution or other contractual obligation of the Company prior to the exercise of the Put Right, or render the Company insolvent, the Company shall use its best efforts to obtain any waiver or consent or to take any other action to authorize or permit the purchase or payment required by this Agreement, including without limitation (i) the sale of additional equity interests, (ii) any necessary action under applicable law to reduce the Company's stated capital or otherwise increase the Company's surplus or other funds legally available, (iii) additional borrowings by, or a refinancing of, the Company, and (iv) sale of the Company's assets. If sufficient funds of the Company are not legally available to redeem all equity interests which are the subject of the exercise of the Put Right, then funds to the extent legally available shall be used for such redemption pro rata according to the number of such equity interests so tendered (a "Partial Redemption") as of the date of payment. The Company shall make additional Partial Redemptions beginning thirty days after the date of the initial payment hereunder and each thirty days thereafter until all tendered equity interests have been redeemed.

          (c) The Fair Market Value of the equity interests (the "Transferred Shares") which are the subject of the exercise of the Put Right shall be equal to the price that would be payable with respect to the Transferred Shares if all of the assets of

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the Company were sold to a third party in a transaction structured to maximize cash sale proceeds, treating the business of the Company as a going concern, and the Company then had been dissolved and liquidated and its remaining assets distributed to its shareholders in accordance with their equity interests in the Company (and without any discount for a minority position or illiquidity), after first deducting from the cash proceeds resulting from such sale and any other cash on hand held by the Company all liabilities of the Company (determined in accordance with generally accepted accounting principles, and giving effect to any brokerage fees that would be required to be paid in connection with any such sale). Within the thirty-day period following the delivery of the Put Notice, the Company and the New Investor shall negotiate in good faith in an effort to reach mutual agreement as to the Fair Market Value of the Transferred Shares.

          (d) If the Company and the New Investor are unable to reach agreement as to the Fair Market Value of the Transferred Shares within such thirty-day period, the Fair Market Value of the Transferred Shares shall be determined by an appraisal process as set forth herein. Each of the Company and the New Investor shall designate, within fifteen days after the conclusion of the thirty-day negotiation period referred to above, an independent and experienced telecommunications industry appraiser (each individually an "Appraiser" and collectively the "Appraisers"). The Appraisers shall be instructed to complete their appraisals of the Fair Market Value of the Transferred Shares by no later than thirty days after their appointment. If the determination of the Appraiser with the higher determination is not greater than 110% of the determination of the other Appraiser, the Fair Market Value shall be equal to the average of the determinations of the two Appraisers; provided, however, if the higher determination is greater than 110% of the lower determination, then the two Appraisers shall jointly select a third Appraiser within ten days after the first date on which both of such two Appraisers have delivered their reports. Such third Appraiser shall deliver its report of its good faith determination of the Fair Market Value of the Transferred Shares within thirty days after such appointment, and in such case the Fair Market Value shall be equal to the average of the closest determinations; provided, however, that if the highest and lowest of such three determinations differ from the middle determination by an equal amount, the Fair Market Value shall be equal to such middle determination. The cost of all such appraisals shall be borne by the Company.

          (e) Payment for the Transferred Shares purchased pursuant to this Agreement shall be made by wire transfer of


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immediately available federal funds in accordance with instructions provided by the New Investor.

     SECTION 2.7 Closing. Unless otherwise specified under the terms of this Agreement, the closing (the "Closing") of any purchase of the equity interests of the Company under this Agreement shall be held at the offices of the Company and on such date and time as the parties to the Closing shall agree in writing; provided, however, that in no event shall such Closing occur later than ninety days after the occurrence of the event giving rise to the obligation to purchase and sell such equity interests. At the Closing, the selling party shall deliver to the purchasing party(ies) the stock certificate(s) evidencing the equity interests of the Company to be sold or redeemed, properly endorsed in blank with all transfer and excise taxes paid (and, where appropriate, stamps affixed thereto). The selling party shall represent and warrant to the purchasing party(ies) that such equity interests are being transferred free and clear of all liens, encumbrances and claims. The purchasing party(ies) shall deliver to the selling party payment of the purchase price for such equity interests required to be paid at Closing hereunder by wire transfer of immediately available federal funds, and, if the Company is a purchasing party, certified copies of corporate resolutions authorizing such purchase.

                                   ARTICLE 3
                                  GOVERNANCE

     SECTION 3.1 Composition of Board of Directors. The Board shall consist of seven individuals. As provided in the Charter and the Bylaws, the New Investor, so long as it holds any shares of Series M Preferred Stock, shall have the right to appoint two directors.

     SECTION 3.2 Removal and Vacancies. Each director appointed by the New Investor pursuant to Section 3.1 shall be subject to removal only at the request of the New Investor. If, as a result of death, disability, retirement, resignation, removal (with or without cause) or otherwise, a director appointed by the New Investor ceases to be a director, then, so long as it holds any shares of Series M Preferred Stock, the New Investor shall have the right to appoint another director to fill the vacancy so created.

     SECTION 3.3 Voting Rights. The holders of the outstanding Series M Preferred Stock shall vote on an "as converted" basis with holders of outstanding Common Stock on the matters which are submitted to a vote of the Company's shareholders. In addition, the holders of Series M Preferred Stock shall have the right to vote as part of a separate class

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with other holders of the Company's preferred stock or a separate series of a class with respect to matters as to which holders of a single class or a series of a class are entitled to a separate vote under the Florida Business Corporation Act.

     SECTION 3.4 Conflicting Charter or Bylaw Provisions. Each party to this Agreement shall vote its shares of Stock, and shall take all other actions necessary, to ensure that the Company's Charter and Bylaws facilitate and do not at any time conflict with the provisions of this Agreement.

                                   ARTICLE 4
                                   COVENANTS

     SECTION 4.1 Approval Rights. So long as the New Investor holds any shares of Series M Preferred Stock, the Company shall not, and shall not permit any of its subsidiaries to, without the prior written consent of the New Investor:

            (i) amend, modify or repeal the Charter or Bylaws of the Company or the Articles of Incorporation, Bylaws, Operating Agreement or other organizational document of any subsidiary, or take any action with respect to the creation, authorization, designation or issuance of any class or series of equity securities of the Company or any subsidiary or any option, warrants or other rights to receive any class or series of equity securities of the Company or any subsidiary (other than pursuant to employee benefit or incentive plans in effect as of the date hereof or described in the Company's definitive proxy statement for its 1997 annual shareholders meeting);

            (ii) effect any merger, recapitalization or consolidation with or into another entity, or enter into any binding share exchange or similar transaction with any entity;

            (iii) sell, transfer, lease or dispose of all or substantially all of its assets in one transaction or a series of related transactions, or liquidate, dissolve or wind-up its affairs;

            (iv) sell, transfer, dispose of, lease, pledge or encumber (a "disposition"), or engage in a series of related dispositions, of any of its assets (including rights) having a value, in the aggregate for such transaction or series of transactions, in excess of $250,000;

            (v) lease or otherwise acquire any assets having a value, in the aggregate, in excess of $250,000;

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            (vi)     incur or prepay any indebtedness (or guarantee obligations of others or enter into any other guarantee or credit support arrangement) other than trade debt incurred in the ordinary course of business;

            (vii) pay any dividend or make other distributions or redemption payments with respect to any of its equity interests;

            (viii) conduct or engage in any business other than the business in which it is presently engaged (and such other businesses as are reasonably ancillary thereto);

            (ix) form and own, in whole or in part, one or more corporations, trusts, partnerships or other subsidiary entity;

            (x) acquire, own or hold for investment any equity interests in another entity or any option, warrant, or other debt or equity interest convertible into or evidencing the right to acquire (whether or not for additional consideration) any equity interest in such entity;

            (xi) enter into any transaction or agreement (or amend any agreement) with any affiliate of the Company or any of the Company's shareholders;

            (xii)    adopt or amend its annual budget;

            (xiii) hire, employ or discharge any of its executive officers, managers or key employees;

            (xiv) engage or discharge its independent certified public accountants;

            (xv) initiate or settle any litigation involving an amount in controversy in excess of $250,000;

            (xvi)    adopt or amend any employee benefit plan or program;

            (xvii) enter into any commitment or series of related commitments involving a payment or payments of an aggregate amount in excess of $500,000;

            (xviii) file for voluntary or involuntary protection under federal or state bankruptcy or insolvency laws or make any assignment for the benefit of creditors; or

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

            (xix) take any action that would make it impossible for the Company or any of its subsidiaries to carry on its ordinary business or take any action that is in contravention of the Charter.

     SECTION 4.2 Financial Statements. The Company shall maintain true and complete books and records of account in accordance with generally accepted accounting principles consistently applied. The Company shall furnish or cause to be furnished to the New Investor:

        (a) Within ninety days after the end of each fiscal year of the Company (or such longer period, not to exceed fifteen calendar days, as shall be permitted by the SEC for the timely filing of the quarterly report on Form 10-K pursuant to Rule 12b-25 of the SEC), audited consolidated financial statements, including an audited balance sheet showing the financial condition of the Company and any subsidiaries as of the close of such fiscal year, together with statements of income and cash flow, setting forth in comparative form with respect to such financial statements figures for the previous fiscal year and to the current year's annual budget, all in reasonable detail;

        (b) As soon as reasonably possible, and in any event within thirty days after the end of each month, monthly operating reports, and an unaudited balance sheet, together with a statement of income and cash flows of the Company and its subsidiaries for and as at the end of such month, setting forth in comparative form with respect to the corresponding period for the previous fiscal year and to the current month's budget;

        (c) As soon as reasonably possible, the Company's annual financial plan and budget; and

        (d) Such other information regarding the business, affairs, operations and financial condition of the Company as the New Investor may from time to time reasonably request.

     SECTION 4.3 Press Release and Filings. The Company shall provide the New Investor, promptly after release or filing, with copies of any press releases or other public announcements concerning the Company or any of its subsidiaries and copies of any filing by the Company with the Commission.

     SECTION 4.4. Inspection. The Company shall permit the New Investor and its designated representatives to inspect the books and records and any of the properties or assets of the Company and any of its subsidiaries at such reasonable times during normal business hours, and to speak with such officers, employees or agents of the Company and any of its subsidiaries and the

Company's independent public accountants as the New Investor may from time to time reasonably request.

     SECTION 4.5 Maintenance of Insurance. The Company shall, and shall cause each of its subsidiaries to, keep at all times all of their material properties which are of an insurable nature insured against loss or damage with insurers believed by the Company to be responsible to the extent that property of similar character usually is so insured by companies similarly situated in like businesses and geographic areas and owning like properties in accordance with good business practice and said insurance is commonly available at commercially reasonable rates.

     SECTION 4.6 Taxes. The Company shall pay prior to delinquency all material taxes, assessments and governmental levies and charges, except for those taxes, assessments and governmental levies and charges contested in good faith by appropriate proceedings and for which the Company shall have set aside on its books reserves (segregated to the extent required by generally accepted accounting principles, consistently applied in the United States).

     SECTION 4.7 Corporate Existence; Compliance with Laws. The Company shall, and shall cause each of its subsidiaries to, maintain its corporate or limited liability company existence in full force and effect. The Company shall, and shall cause each of its subsidiaries to, comply with all applicable laws, rules and regulations.

     SECTION 4.8 Future Registration Rights. Except as expressly permitted in the Registration Rights Agreement (as that term is defined in the Purchase Agreement), the Company shall not, without the prior written consent of the New Investor, agree with the holders of any securities issued or to be issued by the Company to register such securities under the Securities Act nor will it grant any incidental registration rights.


                                   ARTICLE 5
                        REPRESENTATIONS AND WARRANTIES

     Each of the Company and each Shareholder (each, a "Representing Party") hereby represents and warrants to each other Representing Party as follows:

     SECTION 5.1 Organization, Qualification and Power. Such Representing Party (other than any Representing Party which is an individual) is a corporation, limited partnership or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of the state of its organization, and it has the requisite corporate, partnership or limited liability company power and authority, as the case may be, to own and hold its properties, and to carry on its business as conducted or presently proposed to be conducted. Such Representing Party (other than any Representing Party which is an individual) has requisite corporate, partnership or limited liability company power and authority to execute, deliver and perform this Agreement.

     SECTION 5.2 Authorization of Agreement; No Conflict. The execution, delivery and performance by such Representing Party of this Agreement have been duly authorized by all requisite corporate, partnership, limited liability company and individual action, as the case may be, of such Representing Party, and will not violate any provision of law, any order of any court or other agency of government, any of such Representing Party's organizational documents, if any, or any provision of any indenture, agreement or other instrument to which such Representing Party or any of such Representing Party's properties or assets is bound, or conflict, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument.

     SECTION 5.3 Validity. This Agreement has been duly executed and delivered by such Representing Party and constitutes a legal, valid and binding obligation of such Representing Party, enforceable against such Representing Party in accordance with its terms, subject to the effect of bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors' rights generally and except as to the extent the availability of equitable remedies may be limited to general principles of equity.


                                   ARTICLE 6
                                 MISCELLANEOUS

     SECTION 6.1 Arbitration. To the fullest extent not prohibited by law, any controversy, claim or dispute arising out of or relating to this Agreement, including the determination of the scope or applicability of this Agreement to arbitrate, shall be settled by final and binding arbitration in accordance with the rules then in effect of the American Arbitration Association ("AAA"), as modified or supplemented under this section, and subject to the Federal Arbitration Act, 9 U.S.C. (S)(S) 1-16. The decision of the arbitrators shall be final and binding; provided, however, that where a remedy for breach is prescribed hereunder or limitations on remedies are prescribed, the arbitrators shall be bound by such restrictions, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

     If any series of claims arising out of the same or related transactions shall involve claims which are arbitrable under the preceding paragraph and claims which are not, the arbitrable claims shall first be finally determined before suit may be instituted upon the others and the parties will take such action as may be necessary to toll any statutes of limitations, or defenses based upon the passage of time, that are applicable to such non-arbitrable claims during the period in which the arbitrable claims are being determined.

     In the event of any controversy, claim or dispute that is subject to arbitration under this Section 6.1, any party thereto may commence arbitration hereunder by delivering notice to the other party or parties thereto. Within five business days of delivery of a list of qualified potential arbitrators from AAA, such parties shall attempt to agree on one arbitrator; provided that if such parties cannot agree on one arbitrator within such time period, each party to the controversy, claim or dispute shall within five business days thereafter appoint one arbitrator, and the two arbitrators so appointed shall within five business days of their appointment mutually agree upon and appoint one additional arbitrator (or, if such arbitrators cannot agree on an additional arbitrator, the additional arbitrator shall be appointed by the AAA as provided under its rules); provided that persons eligible to be selected as arbitrators shall be limited to attorneys at law who (i) are on the AAA's Large, Complex Case Panel, (ii) have practiced law for at least fifteen years as an attorney specializing in either general commercial litigation or general corporate and commercial matters and (iii) are experienced in matters involving the telecommunications industry.

     The arbitration hearing shall commence no later than thirty business days after the completion of the selection of the arbitrators or at such other time as the parties shall reasonably agree. Consistent with the intent of the parties hereto that the arbitration be conducted as expeditiously as possible, the parties agree that (i) discovery shall be limited to the production of such documents and the taking of such depositions as the arbitrator(s) determine are reasonably necessary to the resolution of the controversy, claim or dispute and
(ii) the arbitrator(s) shall limit the presentation of evidence by each side in such arbitration to not more than ten full days (or the equivalent thereof) or such shorter period as the arbitrator(s) shall determine to be necessary in order to resolve the controversy, claim or dispute. The arbitrator(s) shall be instructed to render a decision within thirty calendar days of the close of the arbitration hearing. If arbitration has not been completed within one hundred and twenty days of the commencement of such arbitration hearing, any party to the arbitration may initiate litigation upon ten days written notice to the other party(ies); provided, however, that if one party has requested the other to participate in an arbitration and the other has failed to participate, the requesting party may initiate litigation before the expiration of such one hundred twenty-day period; and provided, further, that if any party to the arbitration fails to meet any of the time limits set forth in this
Section 6.1 or set by the arbitrators in the arbitration, any other party may provide ten days written notice of its intent to institute litigation with respect to the controversy, claim or dispute without the need to continue or complete the arbitration and without awaiting the expiration of such one hundred twenty-day period. The parties hereto further agree that if any of the rules of the AAA are contrary to or conflict with any of the time periods provided for hereunder, or with any other aspect of the matters set forth in this Section 6.1, that such rules shall be modified in all respects necessary to accord with the provisions of this Section 6.1 (and the arbitrators shall be so instructed by the parties).

     The arbitrators shall base their decision on the terms of this Agreement and the law of the State of Delaware, regardless of the law that might be applicable under conflicts of law principles, and shall render their decision in writing and include in such decision a statement of the findings of fact and conclusions of law upon which the decision is based. Each party agrees to cooperate fully with the arbitrator(s) to resolve any controversy, claim or dispute. The arbitrator(s) shall not be empowered to award punitive damages or damages in excess of actual damages. The venue for all arbitration proceedings shall be Washington, D.C.

     SECTION 6.2 Survival. The representations, warranties, obligations, undertakings and agreements contained in this Agreement shall survive the execution and delivery of this Agreement, the issuance of and payment for the Series M Preferred Stock and any disposition of the Series M Preferred Stock.

     SECTION 6.3 Entire Agreement; Amendment. This Agreement embodies the entire agreement of the parties hereto with respect to the subject matter hereof. Any provision of this Agreement may be amended, waived or modified if, but only if, such amendment, waiver or modification is in writing and is signed by each of the parties hereto; whenever any provision of this Agreement requires action or approval by the holders of a specified number of shares of any class or series of Stock, such action or approval may be evidenced by a written consent executed by the requisite holders of such class or series, without any requirement of a meeting or prior notice to the other holders of such class or series.

     SECTION 6.4 Binding Effect; Benefits. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Except as expressly provided herein, nothing in this Agreement is intended to confer on any Persons, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. Nothing in this Agreement shall be construed to give the Shareholders or any other Person any claim against the Company or its assets, other than as a shareholder of the Company.

     SECTION 6.5 Recapitalization and Exchanges Affecting the Common stock. All the provisions of this Agreement shall apply, to the full extent set forth herein with respect to any and all securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of any class or series of Stock or by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise.

     SECTION 6.6 Notices. All notices, requests, consents, and other communications hereunder shall be in writing and shall be deemed effectively given and received when delivered in person or by national overnight courier service or by certified or registered mail, return receipt requested, or by telecopier, addressed as follows:

           (a)  if to the Company, at

                Medcross, Inc.
                13751 South Wadsworth Park Drive
                Suite 200
                Draper, Utah  84020
                Attention:  John W. Edwards, President
                Telecopier: 801-576-5075

                with copy to:

                David E. Hardy, Esq.
                60 E. South Temple
                Suite 2200
                Salt Lake City, Utah  84111
                Telecopier:  (801) 364-6664

           (b)  if to the New Investor, at

                Winter Harbor, L.L.C.
                c/o First Media, L.P.
                11400 Skipwith Lane
                Potomac, Maryland 20854
                Attention:  Ralph W. Hardy, Jr.
                Telecopier: (301) 983-2425

                with copy to:

                Ralph W. Hardy, Jr., Esq.
                Dow, Lohnes & Albertson, PLLC
                1200 New Hampshire Avenue, N.W.
                Washington, D.C.  20036
                Telecopier: (202) 776-2222

           (c) if to any other holder of Common Stock and any other Shareholder at its address reflected on the records of the Company;

or, in any such case, at such other address or addresses as shall have been furnished in writing by such party to the others.

     SECTION 6.7 Severability. The invalidity, illegality or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

     SECTION 6.8 Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

     SECTION 6.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

     SECTION 6.10 APPLICABLE LAW. THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN THE INTERPRETATION, VALIDITY AND PERFORMANCE OF THE TERMS OF THIS AGREEMENT, REGARDLESS OF THE LAW THAT MIGHT BE APPLIED UNDER PRINCIPLES OF CONFLICTS OF LAW.

     SECTION 6.11 Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

     SECTION 6.12 Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed (a) that the parties hereto will waive the defense in any action for specific performance that a remedy at law would be adequate and (b) that the parties hereto, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement in any arbitration conducted in accordance with Section 6.1 of this Agreement or in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction of such action.

     SECTION 6.13 Rights Cumulative; Waiver. The rights and remedies of the Shareholders and the Company under this Agreement shall be cumulative and not exclusive of any rights or remedies which any party hereto would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by any such party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party's other or further exercise or the exercise of any other power or right. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by any party hereto to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder.

     SECTION 6.14 Construction. The use of the singular or plural or masculine, feminine or neuter gender shall not be given an exclusionary meaning and, where applicable, shall be intended to include the appropriate number or gender, as the case may be.

     IN WITNESS WHEREOF, the parties have executed this Shareholders Agreement as of the day and year first above written.

                       COMPANY:

                       MEDCROSS, INC.



                       By:
                          ------------------------------------
                               John W. Edwards, President


                       NEW INVESTOR:

                       WINTER HARBOR, L.L.C.

                       By:     First Media, L.P., its General Manager/Member

                               By: First Media Corporation, sole General Partner



                                   By:

                                   Name:
                                        ----------------------------------
                                   Title:
                                         ---------------------------------


                       EXISTING INVESTORS:



                       ---------------------------------------
                       John W. Edwards



                       ---------------------------------------
                       Karl S. Ryser, Jr.



                       ---------------------------------------
                       David E. Hardy